Exhibit 10.3

Translated from Spanish

MINING EXPLORATION OPTION AGREEMENT

Mining exploration option agreement (“The AGREEMENT”), date August 10, 2011 (“DATE OF SIGNING”) among INDUSTRIAL MINERA DE MEXICO, S.A. DE C.V. (“The OWNER”) represented in this act by its legal representative ING.REMIGIO MARTINEZ MULLER, and FINDER PLATA, S.A. DE C.V. (“The OPTIONEE”) represented in this act by ING. JUAN MIGUEL R¥OS GUTIERREZ, under the following statements and clauses:

STATEMENTS

I.	The OWNER, declares through its legal representative:

a.

That is a mining society constituted under the laws of the Estados Unidos Mexicanos, as stated in the 13th public writing, dated January 14, 1918 granted under Lic. Rafael Martinez, Letters of Bravos’ district judge in Ciudad Juarez, Chihuahua, México, with notary functions, who first testimony registered in the Public Record of Property of Ciudad Juarez, in the Commerce section with the number 42, book 7 “Bis”, and in the Public Registry of Mines, with the number 99, 3rd volume on the book of General Mining Societies, with the last registration in the same Public Registry, as variable capital regimen, for the designation of Industrial Minera México S.A de C.V. with the number 25, folio 19 of the 37th volume on the book of General Mining Societies, also registered in the Contributors Federal Registry (Registro Federal de Contribuyentes) with the code: IMM8505281U0, with legal competence to contract and became mining concessions manager, in accordance with the provisions of the Mining Law and its regulation

b.

That its assignee has the required powers to force it, on terms of this present Agreement, under the public writing with number 114,274, on date March 29, 2006, attested by Public Notary no. 152 in the Federal District, Lic. Cecilio Gonzàlez Marquez, as well as the internal approval in terms of the established in the mentioned writing, powers which has not been limited, modified or annulled in any way.

c.

That is legitimate an sole owner of the rights about the mining concessions (“MINING CONCESSIONS”) which portions of land are located in the Etzatlàn municipality, Jalisco, Mexico (“MINING CLAIMS”), which are described below:

NAME OF MINING CLAIMS	TITLE	MUNICIPALITY	AREA IN HECTARES
Ayones	201806	Etzatlàn, Jal.	19.0932
Ayones 4	201816	Etzatlan, Jal.	28.7280
TOTAL	2		47.8212

As Annex 1 of this agreement, are attached simple copies of the titles of mining concession that sustain and protect the MINING CLAIMS.

d.

That the MINING CONCESSIONS are in force, free of charges, in an declarative way but not in a limited way, on a legal, administrative, physical, occupational o any other nature, aware of the mining liabilities as the Mining Law establishes and its regulation and specifically those about the payment of rights on mining, in the terms of the Rights Federal Law: has not started any legal or administrative procedure which involves the lost of the rights as can be cancellation, expiration or statement MINING CONCESSION release.

e.

That THE OWNER has only made activities included in the mining exploration, specifically the geology, geochemical and geophysical activities in the mining exploration, without ever have made any exploitation activity, reason why THE OWNER cannot be responsible of any environmental impact.

f.

THE OWNER is not owner of the superficial land where the MINING CLAIMS are located, reason why it cannot be forced to guarantee to the Optionee the free or total access to the MINING CLAIMS or its peaceful possession.

g.

That The OWNER is interested in grant to the Optionee the rights of exploration with the option of assignation of rights and liabilities about the MINING CONCESSIONS mentioned in the statement I, subsection C, of this agreement, for a period of 36 (thirty-six) months counted since the Date of singing, same exploration which will be held in terms and conditions established in this document, and considering that the Optionee is duly qualified to carry out such explorations works and be owner of mining concessions, under the Mining Law and its regulation.

II.	The OPTIONEE, declares through it´s legal representative:

a.

That being a subsidiary of an American company named (Sonora Resources Corp.), it is an anonymous society with variable capital, having the social objective the mining activity, constituted under the laws of the Constitution of the Estados Unidos Mexicanos, according to the public writing number 11,317, date July 12, 2011; granted under Lic. Alberto Briceño Alatriste, public notary number 108 on Estado de Mexico, the same which is registered on the public record of commerce of Zacatecas state, on the electronic trading folio 12563*17, date August 4, 2011; and still processed, for the recent grant, on the public record of Mining, and registered in the Contributors Federal Registry (Registro Federal de Contribuyentes), with the code FPL110712R58, with legal competence to contract and respect the terms of this agreement. As annex 2, in the AGREEMENT, is attached certified copy of the public writing, mentioned above, and as annex 3 is attached simple copy of the registration form to the Contributors Federal Registry ( Registro Federal de Contribuyentes).

b.

That the legal representative, is a physical person, adult, with Mexican nationality, has the required powers to force the Optionee, in terms of the AGREEMENT, under the public writing referred in the subsection A, powers which has not been limited, modified or annulled in any way.

c.

That the signing and execution of the AGREEMENT or any other legal instrument here considered, does not mean by the Optionee or Sonora Resources Corp.: (I) A violation or neglect to any law of any jurisdiction which could be applicable with the motive of its celebration or (II) any violation o neglect to the commitment or any agreement, in which the Optionee or Sonora Resource Corp. could be compromised in any way and further impact to the celebration and/or the objective of this agreement.

d.

That knows perfectly the conditions and features of the MINING CONCESSIONS that protect the MINING CLAIMS, described in the subsection C of the statement I, and in this act manifests his desire to celebrate the AGREEMENT, so after the signing of the agreement shall bear in representation of the Optionee, of all the duties indicated in the Mining Law and its regulation, the Rights’ Federal Law and others, which are specifically for last mentioned MINING CONCESSIONS.

At the same time, he desires celebrate the final AGREEMENT of assignation of total of rights and liabilities derivates from the MINING CONCESSION that protect the MINING CLAIMS, under terms and conditions of this document.

e.

That the legal representative has walked on the superficial land, where the MINING CLAIMS are located, so he knows completely the conditions and features of the MINING CONCESSIONS, as well as the local and general conditions, and any other situation that could affect the activities, objective of the exploration, and manifest in this act his desire of be in charge of all the liabilities indicated by the Mining Law and its regulation, since the signing of this agreement.

f.

That recognizes and accepts whenever the OWNER has only performed activities included in the mining exploration, specifically geology, geochemical and geophysical activities, without ever have made any exploitation activity, reason why the OWNER cannot be responsible of any environmental impact, related to the exploitation of the MINING CLAIMS.

g.

That recognize and accept that Owner is not owner of the superficial land which the MINING CLAIMS are located, reason why it cannot be forced to guarantee to the OPTIONEE the free or total access to the MINING CLAIMS or its peaceful possession.

h.	That is his desires celebrate the AGREEMENT and he has the economical, technical, professionals and human resources, for accomplish the established in this agreement.

By virtue, the OWNER and the OPTIONEE (“The PARTIES”) agree with assignation of the next clauses:

CLAUSES

FIRST. - The Owner granted to the Optionee, the exclusive and irrevocable right to explore the MINING CLAIMS, mentioned in the statement I, subsection C, of this AGREEMENT, under the next stipulations:

a.

The exploration performed by the OPTIONEE, includes in an declarative but not in a limited way, the geological and geophysical survey, diamond drilling, any kind of drilling, shafts, adits, etcetera; and other activities necessary considered to be performed, by the OPTIONEE, for location or in case, quantification the ore reserves which could be present in the MINING CLAIMS. The Optionee will have itself, the right of taking from the MINING CLAIMS ore sample, and remove ore and drilling cores for metallurgical or other testing, and could even trade the removed ore from the MINING CLAIMS exclusively as result of the working exploration activities, during the term of this AGREEMENT, previous agreement between the Parties, paying, in this case, the appropriate royalties on term of the 7th clause of the AGREEMENT, Liable to the established in the 19th clause on this document, the OPTIONEE could contract a third part, for collaboration on the operational execution, matter of this clause.

b.	The exploration right granted, will be able for 36 (thirty-six) months, counting since the signing date of this AGREEMENT.

c.	The OPTIONEE will have right to use the extracted ore from the MINING CLAIMS, for all kind of tests, analysis, etcetera related with the exploration activities.

d.

The OPTIONEE is forced since the signing date of the AGREEMENT, to present the works and activities reports to the Mining General Direction of the Mexican Government ( Dirección General de Minas), in representation of the OWNER; under the Mining Law and its regulation, as well as payment of right of mining established in the Rights’ Federal Law, about MINING CONCESSIONS, in the name of the OWNER. So will have to deliver to the OWNER bills evidence, immediately after been accomplished. However this liability will be revoked when the OPTIONEE notifies to the OWNER it´s desire of end promptly this AGREEMENT, in any time. Since that moment the OWNER will be in charge of those liabilities.

e.

The OPTIONEE must provide in a period of 5 (five) business days a written to the OWNER, since the knowledge of any complain or request which could restrict the rights granted by the OWNER to the OPTIONEE, o related to the MINING CONCESSIONS, reason why the OPTIONEE is forced to relieve the OWNER of any liability of the previous, and compensate the OWNER of any caused damages, unless the cause of the complain or request is attributable to the Owner or is caused due to fraud or negligence of itself.

f.

The OPTIONEE is forced to adjust itself to the Mining Law and its regulation, about the explorations activities, developed in the areas, as well as keep in good conditions the MINING CLAIMS and the landmarks and their location.

g.

With independence of the agreed consideration, in the next 2nd clause, included the “royalties” (defined later). The OPTIONEE is forced to invest as a minimum, during the term of this AGREEEMENTE, the amount of USD $ 1,000,000.00 ( One million US dollar 00/100, legal currency in USA); being understood as investment all the expenses related with the working performed in the terrain with the objective of identify ore deposit or substances, and also quantify and assessed the economically usable reserves of the MINING CLAIMS , which are described in the present clause, included the geological and geophysical recognition, drilling of any type, developments, tunnels, shafts and adits, deemed appropriate to make by the Optionee, necessary for found and quantify ore reserves in a period of time of 36 (thirty-six) month, counting since the signing date of this AGREEMENT, based in the next execution schedule:

I) The amount of USD$200,000.00 (two hundred thousand US dollars 00/100, legal currency in USA), during the first 12 (twelve) month of validation of this AGREEMENT.

II) USD$300,000.00 (three hundred thousand US dollars 00/100, legal currency in USA), during the second year of validation of this AGREEMENT.

III) And USD$500.000.00 (five hundred thousand US dollars 00/100, legal currency in USA), during the third year of validation of this AGREEMENT.

Remain agreed, that this first period of 12 (twelve) months of validation of this AGREENMENT, will be counted since the signing date of itself, and the next deadlines since each anniversary of the same date.

h.

The OPTIONEE will allow the access to the representatives of the OWNER into the MINING CLAIMS in any time, for Optionee´s performed activities inspection, always in business days and times, without interference of the Owner in the activities performed in that moment in the MINING CLAIMS by the Optionee. The Optionee will allow the Owner the access, in terms of this clause; provided that the Owner prior written notice before the visit, at last 3 (three) business days before; the written notice must indicated the name of the inspectors.

The OWNER is forced to deliver all the technical and geological information data of the MINING CLAIMS to the OPTIONEE in its possession at the time in the signing date of the agreement. However the OPTIONEE recognizes and agrees with the fact that the OWNER has not obligation of delivery evidence or warranties of any kind, about the amount, qualities or any other question related with technical aspects and/or the ore into the MINING CLAIMS, protected by the MINING CONCESSION, objective of this AGREEMENT, and therefore the OWNER does not give warranties of exact or complete data or info, that has been give, reason why will not be any liability in this topic by the Owner, manager, agents or employees.

SECOND.- The OWNER agrees to give to the OPTIONEE the whole rights and liabilities derivate of the MINING CONCESSION alluded in the statement I, subsection C of this AGREEMENT, receiving consideration for it, with the exploration right of the MINING CONCESSION too; the amount USD$1,000,000.00 ( one million US dollars 00/100, legal currency in USA), plus IVA tax, giving a 3 (three) years period to the OPTIONEE, same as the validation of this AGREEMENT, so not later than the end of this deadline, the OPTIONEE exercises its right of celebration of assignation of rights and liabilities on the total of the same protected by the MINING CONCESSIONS (“The FINAL AGREEMENT”) , according the next clauses.

The PARTIES agreed that the option right granted in this act to the OPTIONEE for the acquisition of whole rights and liabilities derivate of the MINING CONCESSION. In any case the OPTIONEE could acquire just one part o percentage of the derivate rights of the MINING CONCESSION.

The established amounts in this clause, along with the amounts related to ROYALTIES, are established in the 7th clause of this agreement, are the total consideration for the final assignation of rights and liabilities derivate of the MINING CONCESSIONS which protects the MINING CLAIMS.

The validation of this AGREEMENT is for 3 (three) years, mandatory validation for the OWNER, and voluntary for the OPTIONEE, reason why the last one, could end it, by written notice to the OWNER, at least with 45 (forty five) natural days of anticipation, and the OPTIONEE will be released of any pending payment which no date has been fulfilled, unless there are any pending payment between the date of notify and the effective day of termination, in which case, the OPTIONEE must cover the amount.

THIRD. - The OPTIONEE will pay to the OWNER the established amount in the previous clause of the next way:

a)	An initial payment USD$100,000.00 (one hundred thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax, in the signing date of this AGREEMENT.

b)

In or before 6 (six) months counted since the signing date of this AGREEMENT, the amount of USD$ 100,000.00 (one hundred thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

c)

In or before 12 (twelve) months counted since the signing date of this AGREEMENT, the amount of USD$ 100,000.00 (one hundred thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

d)

In or before 18 (eighteen) months counted since the signing date of this AGREEMENT, the amount of USD$175,000.00 (one hundred seventy five thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

e)

In or before 24 (twenty four) months counted since the signing date of this AGREEMENT, the amount of USD$175,000.00 (one hundred seventy five thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

f)

In or before 30 (thirty) months counted since the signing date of this AGREEMENT, the amount of USD$175,000.00 (one hundred seventy five thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

g)

In or before 36 (thirty six) months counted since the signing date of this AGREEMENT, the amount of USD$175,000.00 (one hundred seventy five thousand US dollars 00/100, legal currency in USA), plus the corresponding (IVA) tax.

According to the previous clause, the OPTIONEE could use its right to acquire ownership of the 100% (one hundred percent) of the MINING CONCESSION in any time, later than 36 (thirty six) months since the signing date of this AGREEMENT, notifying its intention to the OWNER in a reliable way; moment in which both parties will celebrated within a period not exceeding of 15 (fifteen) business days, the final AGREEMENT.

If the OPTIONEE uses its right to acquire the ownership of the MINING CONCESSION before 36 (thirty six) months of the signing date of this AGREEMENT, will pay in that moment the pending amount to the OWNER, until the total pay of the amount USD$1,000,000.00 (one million US dollars 00/100, legal currency in USA), commented in the 2nd clause of this agreement, plus the corresponding (IVA) tax, to carry out the assignation of rights and liabilities. In this case, all the amounts previous paid by the OPTIONEEE to the OWNER, will be considered as advance payment of the total amount, indicated in the 2nd clause in this AGREEMENT.

The OPTIONEE is responsible for performing under the procedures and their respective cost the registration of the final AGREMENT under the Mining Public Record; it´s credit the ownership of the 100% (one hundred percent) of the rights and liabilities of the MINING CONCESSIONS.

The OPTIONEE will pay the mentions amounts to the OWNER, and all the payments generated by this AGREEMENT, by bank transference to a bank account previously assigned to the OPTIONEE, in US dollars legal currency in USA; or to a bank account previously assigned to the OPTIONEE, in MX pesos, legal currency in Estados Unidos Mexicanos (Mexico). Under the 8th article, of the monetary law in force, in this AGREEMENT dating in the respective exchange Mexican national currency, for the solvencies of liabilities in foreign currency, payable in the Mexican Republic, published by Bank of Mexico (Banco de Mexico) in the Official Newspaper of the Federation, the next business day after each payment.

For previous purposes, the OWNER indicated in this act its bank accounts which information is mentioned in the annex 4 of this AGREEMENT.

The OWNER, will expedite to the OPTIONEE, An invoice or a bill for each payment, according to this AGREEMENT, through a document which contents all the formalities established by the legal provision, relevant in a fiscal matter.

In case of any payment performed in a business day, the liability of payment changes to the next business day, under the Mexican law about it.

FOURTH.- The PARTIES agree, that the final AGREEMENT will have the terms and conditions of this AGREEMENT, establishing the conditions that in a moment could be necessary under the applicable laws and/or the agrees by the PARTIES.

If the OPTIONEE decides terminate this AGREEMENT in any time, or decides not use its rights of option here established, in the period of time delimited in the previous clause; the amounts already paid until that moment will be remaining to the OWNER, and without liabilities for the OWNER , but except as provided in its case in the last paragraph of the 2nd clause of this agreement the OPTIONEE will not be force to pay the pending amounts to the OWNER, in a posterior date of the termination notice. Likewise the OPTIONEE will deliver, not longer than a period of time of 30 (thirty) naturals days since the reception of the advance termination notice, all the studies, reports and result of the performed exploration in the MINING CLAIMS, as well as copies of bills of the investments executed during the last period and still pending delivery to the OWNER.

FIFTH. - The OWNER agrees with the fact that if the OPTIONEE in exercise of the right that the option granted, decides to celebrate the final AGREEMENT, all the amounts already paid, by option right concept established in the 3th clause in this AGREEMENT, will be considering as advance payment of the total price of the assignation of rights and liabilities of the MINING CONCESSION.

SIXTH.- The PARTIES agree that if one of them fail with any obligations established in this document, the damaged member will be able to terminate this AGREEMENT, without judicial statement and without liability through a written notice (“Default Notice”) to the failing party.

The failing party will have 5 (five) natural days after the Default Notice, received in a written notice by the damaged party, in which will be content the details that constitute a default, for (I) correct the default of liabilities, or (II) prove that the obligations were correctly execute before the notify. After that time, none of these conditions are satisfied or there is any other default, the damaged party will be able to terminate this AGREEMENT, without liabilities, immediately.

The PARTIES agree, and the OPTIONEE recognizes expressly, that if the default is caused by itself without correction in terms of the previous paragraph, the OPTIONEE commits to deliver not longer than 30 (thirty) natural days since the reception of the Default Notice, all the studies, reports and results of the performed exploration in the MINING CLAIMS, as well as copies of bills of the investments executed during the last period and still pending delivery to the DEALERSHIP.

In default case by the OPTIONEE, the PARTIES agree, and the OPTIONEE recognizes expressly that, as a conventional penalty, the OWNER will remain in power of all the amounts already paid under this AGREEMENT.

SEVENTH.- In case of the OPTIONEE decides to use its option of acquisition of right and liabilities protected by the MINING CONCESSION, the OPTIONEE commits to pay since the “Commercial Production” start (term further defined) and in addition to the expressed amount in the 2nd clause to the OWNER, as additional consideration for the assignation of rights and liabilities and during the validation of the MINING CONCESSIONS, or any extensions; a 2% ( tow percent) royalty over the Net Smelter Return obtained of the MINING CLAIMS exploitation, ( “ROYALTIES”) under the next:

a)

The equivalent amount of 2% (two percent) on the Net Smelter Return of the MINING CLAIMS quarterly exploitation, considering as “Net Return” the resultant amount of payment deduction of the first buyer to the OPTIONEE; all resultants charges of the smelter and refinery of concentrates and precipitated, as well as smelter treatment, penalties, transportation from primary benefit to selling place and taxes expenses.

b)

The OPTIONEE will be able to freely choose the first buyer; however the OWNER will have, in all moment, the right of other buyer proposal, who could improve the terms and conditions of payment, considering all expenses.

In cases that the OWNER desires to use the right granted in the previous paragraph, must notice to the OPTIONEE the written offer of the buyer proposes with good faith. The OPTIONEE will analyze the offer and will inform to the OWNER in a 30 (thirty) natural days period if the first buyer or another one, equals or improves the proposal and the product must be sell to the better bidder with better conditions and terms, otherwise, the better bidder who gives better return to the OWNER and as result, the higher base for ROYALTIES calculation.

c)

All the ore must be weighed and measured, sampled and analyzed under the Mining, Metallurgical practice, generally accepted. The OWNER will have the right of naming a representant, informing to the OPTIONEE, for be present at the sampling moment, with charge to the OWNER.

d)

The ROYALTIES will be calculated and shall be in quarterly payments, in period of the next 10 (ten) days of the final payment month. In those payments must be attach an account statement, that can be detailed the smelted ore amount by the OPTIONEE, and the amount of selling in US dollars, during the last three months calendar and any other relevant info with enough details for explain the ROYALTIES calculation payments.

e)

The OWNER will have right to object the calculation and/or ROYALTIES payment, trough a written notice to the OPTIONEE, indicating the details of the objection in a period of the next 120 (one hundred days) natural days to the quarterly reception of the particular account statement. The OWNER will have right, trough a notification in a reasonable hour, to audit the OPTIONEE accounting and its records related to the quarterly account statement, during a period of 30 (thirty) natural days after the reception of the written objection in matter. If after the accounting audit, is determined a payment deficiency to the OWNER, the difference will be added in the next quarterly return payment.

f)	The expenses resultant of the accounting audit, will be paid by the OWNER in case of no deficiency, and will be paid by the OPTIONEE in case of a deficiency proven.

g)	All the books and records used by the OPTIONEE for ROYALTIES calculation will be done under the financial info law, accepted in Mexico.

h)

In the first 5(five) business days after each quarterly ending, following the start of the “Commercial Production” (understanding this term as the production generated of the MINING CLAIMS during 10 (ten) consecutive business days, with a 50% (fifty percent) capacity of the mill), the OPTIONE will send to the OWNER the MIMING CLAIMS production report, so the OWNER develop a production analysis and give back a copy, signed for accordance. Any question on the OWNER side about the production must be explain by the OPTIONEE, reason why the OWNER will have right to inspection the mining works performed by the OPTIONEE, who must allow to the OWNER staff, the review of all the technical data about the MINING CLAIMS, like maps of sampling, geology, geological and production sections, definitive or advance; for clarify doubts and/or corrections. For develop the inspection, established in this clause, the OWNER will notify, with a previous and written notice at least 3 (three) advance business days, indicating the name of the people who will inspect.

The OPTIONEE is forced to initialize the MINING CLAIMS commercial production not longer than 30 (thirty) months after the final AGREEMENT, recognizing that in case of not initiate the commercial production in that period, shall pay to the OWNER, since that moment and subsequently until the commercial production start, the equivalent ROYALTIES to 15% (fifteen percent) of the production on the mill planed capacity.

The ROYALTIES payment obligations by the OPTIONEE to the OWNER, will subsist even and when in the future the OPTIONEE being the ownership of the MINING CONCESSION, decides to transmitted by any means, the ownership of the right that protects a subsidiary company, affiliate o with any relationship or to any third person, obliged the OPTIONEE in its case to inform in a reliably way to the third person and to the OWNER about the situation before celebrate any agreement.

Nevertheless, the PARTIES agree that the OPTIONEE has in all moment, during the validation of this AGREEMENT, or after been signed the final agreement, the right to buy the 2% (tow percent) of the ROYALTIES for the additional amount of USD$1,000,000.00 (one million US dollars 00/100, legal currency in USA) plus the corresponding (IVA) tax, payment that will be made in only one exhibition to the same bank account mentioned in the annex 4 of this document or to another one designated by the OWNER.

The PARTIES agree that if the ROYALTIES payments, also mentioned in the 3rd clause of this document, are not done in the indicated periods, will cause a monthly default interest of 5% (five percent) over unpaid balances, until the amount will be completely paid with OWNER satisfaction.

The no payment of any amount in this clause and in the 3rd clause, by the OPTIONEE, will give to the OWNER the right of demand the subsequent, once have made the relative procedure to the Default Notice and to the 5(five) days mentioned in the 6th clause of this AGREEMENT.

EIGHTH. - In case of using the acquisition right of MINING CONCESSIONS, the OPTIONEE is forced, in all moment, to give preference to the OWNER in the selling of all ore and/or concentrated and/or any other products come from themselves for the smelter of the OWNER, provided that the OWNER offers to the OPTIONEE conditions and market prices, reason why the agreement of concentrated or ore trading should be celebrated before any selling of ore by the EXPLORER.

In the ore and concentrated cases, or any other resultant products from the MINING CLAIMS, sold to the OWNER, the OPTIONEE authorizes the necessary discounts for the ROYALTIES payment by the OWNER who will deliver a bill under the fiscal requirements to the OPTIONEE.

NINTH .- The OWNER is force to pay all mining rights and taxes and those related to the ownership MINING CONCESSIONS generated during and until the signing date of this AGREEMENT. After this signing date, the OPTIONEE will be in charge of all taxes and rights, in representation of the OWNER who will deliver a historical record of these concepts payments.

Also, the OPTIONEE is force, since the signing date of this AGREEMENT, to show the reports about working evidence, and the MINING CLAIMS statistical reports to the Mining General Direction (Dirección General de Minas), under the Mining law and its regulation.

The generated taxes of the payments mentioned in the 3rd and 7th clauses of this AGREEMENT, about exploration, transmission ownership and transfer of correspond to each causing PARTIES under the applicable fiscal laws. Also, each of the PARTIES will be respectively responsible of correct any default on taxes payment or in the corresponding fiscal obligations.

TENTH .- The use of the right of option established in this AGREEMENT, will be notified by the OPTIONEE to the OWNER in a written notice, in a period referred in the 3rd clause of this document, the OWNER obliged to receive the written notice. Both PARTIES forced to go to a Public Notary designed by the OWNER and the expenses will be charge to the OPTIONEE, for ratify and protocolize the FINAL AGREEMENT.

ELEVENTH. - The OPTIONEE recognizes in this act, the reception of documentation generated until the signing date of this AGREEMENT, and agrees with it, given by the OWNER, related to (i) working evidence reports; (ii) the statistical reports and (iii) the bill of rights payment of the MINING CLAIMS. However, in case that the competent authorities determine differences or omission by the OWNER, before the signing date of this AGREEMENT, the OWNER is forced to respond and correct those concepts in a period not longer than 60 (sixty) natural days, counted since the authorities respective notice.

Therefore, through this act, the OPTIONEE recognizes that the MINING CONCESSIONS that protect the MINING CLAIMS, objective of this AGREEMENT, are free of all charges about the mining law dispositions, and its regulation absolving the OWNER of all liability than could be generated, except that that liability is OWNER attributable, of because due to fraud or neglect by the OWNER before the signing date of this AGREEMENT; in which case, the OWNER will be responsible of correct any aberration and of absolve the OPTIONEE of all liability about it; considering that any expense, by this concepts, generated by the OPTIONEE will be cover by itself, but the expenses generated by the OWNER of correcting aberrations or absolvent of liability, when is matter of a derivate case due to fraud o neglect by the OWNER.

In the event that either party fails to comply with the above, the other party shall be entitled to repeat against the party in breach for all damages that it causes.

TWELFTH. - By this act, and under which their representatives had walked the surface land on which are the MINING CLAIMS, the OPTIONEE be aware acknowledge of all physical, chemical, biological and environmental features of the MINING CLAIMS of this AGREEMENT, so it is agree to receive it at the moment of delivery by the OWNER in the state where they are.

The PARTIES agree that the transfer of MINING CONCESSION which covers the MINING CLAIMS subject of this AGREEMENT, it will be done in full, so that at the time the transfer of ownership thereof is transferred, too, the responsibility for everything in them is at the time of delivery thereof, on or under the ground.

The PARTIES agree that the OPTIONEE be liable in civil, administrative and / or criminal liability for any environmental pollutant or present, past or supervening that is in the MINING CLAIMS.

As provided in the preceding paragraph, the OPTIONEE shall be deemed as a generator of waste products, pollutants, or any other substance, material or environmental liability is found in MINING CLAIMS, on or under the ground, once made redelivery.

The OPTIONEE is responsible for getting in peace and safe to the OWNER, its directors, officers, employees or agents from any claim, demand, litigation, complaint, and / or administrative or criminal proceedings including those related to environmental liabilities be initiated by any individual, company or authority at any level of government against the OWNER, its directors, officers, employees or agents, on the understanding that the OPTIONEE should go immediately to the defense of the OWNER, its directors, officers, employees or agents, if the OPTIONEE does not go to such a defense, the OWNER will perform all acts necessary for their own defense. The costs and expenses that the OWNER has to incurred for these concepts, must be immediately compensated by the OPTIONEE as is required, with the understanding that the amounts claimed and cause uncompensated interest of 5% (five percent) per month on balances unpaid, until such amounts are fully covered to the satisfaction of the OWNER.

THIRTEENTH .- Any notice required in connection with this AGREEMENT, shall be given by either party to the other in writing, by personal delivery or by courier to the following addresses:

The OWNER: Campos Eliseos No. 400, 4 ° Piso, Colonia Lomas de Chapultepec, CP 11000, Mexico, Distrito Federal.
Attn.: Mr. Remigio Martínez Müller
E-mail: remigio.martinez@mm.gmexico.com

The OPTIONEE: Privada Orquídeas No 23, Los Geranios, Guadalupe Zacatecas, C.P. 98600
Attn.: Mr. Juan Miguel Rios Gutierrez
E-mail: miguel_riosg@prodigy.net.mx

Any change of address or representative shall be communicated in writing, delivered in a reliable manner. Notwithstanding the foregoing, if either party fails to notify the other of any change of address, it is understood that all notifications in the last address given shall be fully valid and shall be fully effective.

FOURTEEN. - The PARTIES undertake to ratify this AGREEMENT in the presence of Notary Public chosen by the PARTIES. The expenses, flat fees and any fees the drafting and ratification of signatures in presence of notary public of this AGREEMENT and the FINAL AGREEMENT, shall be done by the OPTIONEE, as well as the obligation to manage their registration in the Public Mining Registry, except Income tax is the responsibility of the OWNER and shall be filled in terms of the law of matter.

The process of registration of the AGREEMENT in the Public Mining Registry so be immediate once ratified by the public notary, forcing the OPTIONEE to the OWNER immediately deliver a copy of the record (s) respectively (s).

FIFTEEN .- The OPTIONEE takes sole control over the employment, compensation and other employee-related service and selection of methods and guidelines for exploration, accepting all and exclusively the responsibility for the results. Both Parties expressed their intention as to the OPTIONEE developed all work related to exploration, as a totally independent company, with no employment relationship between them.

The OPTIONEE accepts and acknowledges that it has had access and know the physical location of the MINING CLAIMS where the exploration will carried out, the formation of soil type, amount and quality of materials, as well as local and general conditions and any other situation that may affect the subject of exploration work. No verbal understanding, conversation or agreement with any manager, agent or employee of the OWNER, before or after the execution of this AGREEMENT, alter or modify the terms and obligations under this AGREEMENT, unless such agreement is properly expressed by written or signed by the representatives of both Parties with sufficient powers to do so.

The OPTIONEE assumes all responsibility and agrees to cover the damages themselves and through their employees, workers, laborers or subcontractors, incurred in the places where they carry out exploration, whether it be for the use and / or operation of any machinery, equipment and / or vehicle owned by itself or others, or any other cause, committed to bringing in peace and safe the OWNER, its successors, officers, directors, employees or those who have assigned of any claim, demand, trial, complaint, and / or administrative or criminal proceeding is initiated by any person, company or authority at any level of government against the OWNER of such concepts, saved by the negligence, fraud or bad faith of the OWNER.

The Explorer, at its own expense, maintain in order and in full force all permits, licenses and permits that are required by federal, state and municipal authorities relating to the subject of this AGREMEENT.

The OPTIONEE expressly acknowledges that in its capacity as employer, is the sole and exclusive responsibility of the job duties, fiscal, administrative and social security, arising from relations with their workers, employees, technicians and other personnel in the use or hire exploration and development of the subject matter hereof, and it is the only responsible for paying on time and contributions and fees that the laws of matter indicate, required to demonstrate to the OWNER, from the date of signature of this AGREEMENT by delivering copies of the respective receipts, which is current in payment of contributions to the IMSS, System for Retirement Savings and INFONAVIT, and statements by contributions and to the Mexican Ministry of Finance and Public Credit .

The OWNER states that no employees own in their MINING CLAIMS and expressly agree that in no event employees own can enter it to the MINING CLAIMS subject of this AGREEMENT; unless it obtains prior written approval of the OPTIONEE, note the provisions of subsection (h) of Clause One of this Agreement.

The OPTIONEE stated that has elements sufficient to meet the obligations arising from these relationships, forced to take harmless the OWNER, its successors, officers, directors, employees or to whom it has designated, in nature of any conflict labor, administrative or tax arising from or related to the personnel engaged by the Explorer for the performance of this Agreement.

The OPTIONEE assumes all responsibility and agrees to take harmless to the OWNER its successors, officers, directors, employees and those it been assigned any claim, demand, trial, complaint, and / or administrative or criminal for any person, company or authority at any level of government against the OWNWER or their successors, officers, directors and / or employees, related to damage suffered by persons, including death, and any loss or property damage suffered, the parties involved in this AGREEMENT, its officers, agents or employees, or third parties to this AGREEMENT, that have to do or are related solely to the exploration purpose of this document and only about echoes that occur after the signing date.

Given that there is a possibility that the OPTIONEE does not exercise its right of option to acquire the rights that protect the MINING CONCESSIONS, the OPTIONEE accepts and undertakes to carry out all necessary work during and after the exploration and comply with all applicable federal, state or municipal environmental laws and regulations, and deliver the land and / or parcel of land used in connection with the exploration to the satisfaction of the OWNER of those lands or parcels of land.

SIXTEENTH .- Neither party shall be liable to the other for breach of its obligations under this AGREEMENT if such failure is derived from a fortuitous event or force majeure, including, without limitation, fires, earthquakes, lightning , flood or other natural disaster, vandalism, illegal work stoppages, expropriation or other similar causes beyond the control of the party in default.

Those events will be considered as a fortuitous event or force majeure, as the case, if filed by the fact that it prevents or delays whole or in part, the fulfillment of obligations by the OPTIONEE, if such event had not caused by action or omission that is attributable to the OPTIONEE itself. Also, the OPTIONEE does not invoke as a cause of fortuitous event or force majeure the holders of the land surface will prevent access.

In the case of some course on Case Fortuitous or Force Majeure take place, the Party affected by such event shall notify the other Party within a period of 3 (three) calendar days from the date who has knowledge of the event, the alert will not be necessary in case of fortuitous event or force majeure is evident to both parties.

The notification referred to in the preceding paragraph shall detail the origin and cause of force majeure or unforeseeable circumstances and, if possible, the duration of the event. The Party invoking the fortuitous event or force majeure shall notify the other Party of the termination of such force majeure, within a period not exceeding 3 (three) calendar days after such termination.

If the unforeseeable circumstances or force majeure had held more than 90 (ninety) calendar days, the PARTIES may determine by agreement between them, new conditions regarding the term of this AGREEMENT, without the fortuitous event or force majeure affecting in any case, the payment obligations by the OPTIONEE contained in this AGREEMENT.

SEVENTEENTH .- For the interpretation and enforcement of this AGREEMENT, the PARTIES submit to the laws and jurisdiction of courts in Mexico City, Federal District, waiving any other jurisdiction that may be applicable due to their current or future domiciles or for any other reason.

EIGHTEENTH .- This AGREEMENT constitutes the entire agreement between the PARTIES with respect to Mining Exploration Option agreement, and delete all previous agreements, oral or written that the parties have been related to the subject of this Agreement. This Agreement may be amended only by written agreement signed by the parties with sufficient powers to do so.

NINETEENTH .- The OPTIONEE may not assign, transfer or subcontract, in whole or in part, that protect rights or obligations of this AGREEMENT to any third party to those who signed this AGREEMENT, unless the consent in writing the OWNER, which cannot be denied without just cause.

TWENTIETH. - If there are versions in other languages of this Agreement shall prevail in the language Spanish.

TWENTY FIRST. - No waiver of any provision of this Agreement shall be valid unless agreed in writing duly signed by the legal representatives of the PARTIES, which have sufficient powers to do so.

This contract is in triplicate and signed in Mexico City, Federal District, August 10, 2011

By The OWNER	BY THE OPTIONEE
INDUSTRIAL MINERA MEXICO, SA DE CV	FINDER PLATA, SA DE CV
/s/ Remigio Martinez Muller	/s/ Juan Miguel Rios Gutierrez
Ing. Remigio Martínez Müller	Ing. Juan Miguel Ríos Gutiérrez